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                      November 14, 2022

       Mark Locke
       Chief Executive Officer
       Genius Sports Ltd
       9th Floor, 10 Bloomsbury Way
       London, WC1A 2SL

                                                        Re: Genius Sports Ltd
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 18,
2022
                                                            File No. 001-40352

       Dear Mark Locke:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services